EXHIBIT 11.  COMPUTATION OF EARNINGS PER SHARE



                                                             YEAR ENDED
                                                            SEPTEMBER 30,
                                                         1996           1995
Net (loss)                                           $  (19,368)    $  (24,021)
Weighted average number of shares outstanding         5,237,607      5,237,607
                                                     ----------     ----------

Net (loss) per common shares                              (0.00)         (0.00)
                                                      ==========    ==========




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